EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Announces Estimate for Third Quarter Catastrophe and Storm Losses, and Third Quarter Earnings Call and Access Information

DES MOINES, Iowa (October 18, 2017) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”) today announced that it expects to report a record amount of third quarter 2017 catastrophe and storm losses totaling approximately $29.4 million ($0.90 per share after tax), which is net of intercompany reinsurance recoveries. On a segment basis, catastrophe and storm losses are expected to total approximately $9.9 million ($0.30 per share after tax) in the property and casualty insurance segment, which includes less than $1 million of combined losses from Hurricanes Harvey and Irma. The reinsurance segment expects to report a record amount of catastrophe and storm losses totaling approximately $19.5 million ($0.60 per share after tax).

“Our third quarter saw record catastrophic events that primarily impacted our reinsurance segment,” stated President and Chief Executive Officer Bruce G. Kelley. “Our claims professionals are working diligently to speed the recovery of our policyholders and reinsurance clients; our thoughts are with those suffering from these devastating events.”

The reinsurance segment currently estimates that ultimate gross losses from Hurricanes Harvey, Irma and Maria will be approximately $9.0 million, $7.5 million and $3.0 million, respectively, and that losses from the two earthquakes in Mexico will be approximately $1.5 million. These catastrophe and storm loss estimates are before factoring in recoveries from the reinsurance subsidiary’s annual aggregate catastrophe excess of loss treaty with Employers Mutual Casualty Company, which has a retention amount of $20 million, a limit of $100 million, and 20 percent co-participation. Only catastrophic events with total losses greater than $500,000 are subject to the terms of the aggregate treaty.

For the third quarter of 2017, the reinsurance segment is expected to retain approximately $15.8 million of catastrophe and storm losses to fill the $20 million retention amount, and an additional $2.2 million of catastrophe and storm losses representing their 20 percent co-participation on $11.2 million of losses above the retention amount. Having filled the annual aggregate retention, the reinsurance segment will be a 20 percent co-participant in any fourth quarter catastrophic events that are greater than $500,000, up to the $100 million limit of coverage. The reinsurance segment anticipates that approximately $1.3 million of reinstatement premiums will be received stemming from these hurricane losses.

None of the catastrophic events occurring during the third quarter of 2017 are expected to result in recoveries under the reinsurance subsidiary’s per occurrence catastrophe excess of loss treaty, as losses stemming from these events are all currently below the $10 million retention amount. In addition, no recoveries are expected under the additional reinsurance protection purchased by the reinsurance subsidiary because total estimated losses experienced by the insurance industry for these events currently do not exceed the specified thresholds to trigger coverage.

Third Quarter Earnings Call and Access Information
Additionally, 2017 third quarter earnings results will be released before the market opens on Wednesday, November 8, 2017. An earnings call will be held at noon Eastern time on that date to provide securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s 2017 third quarter earnings results, as well as its expectations for the remainder of the year.

Teleconference:
Dial-in information for the call is toll-free 1-844-850-0550 (International: 1-412-317-5180).

Webcast:
The teleconference is being webcast and can be accessed live and for replay on the Company’s investor relations page at investors.emcins.com. The archived audio webcast will be available for replay for approximately 90 days following the earnings call.

Transcript:
A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, the forward-looking statements contained in this report are based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking all information currently available into account. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “may”, “intend”, “likely” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                lisa.l.hamilton@emcins.com